Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, NY 10105

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY 10179